PROSPECTUS SUPPLEMENT
(To Prospectus dated January 24, 2001)

                                 $6,000,000,000
                        Morgan Stanley Dean Witter & Co.

                      $3,500,000,000 6.10% NOTES DUE 2006
                      $2,500,000,000 6.75% NOTES DUE 2011

                            -----------------------

                  Interest payable on April 15 and October 15

                            -----------------------


We will not redeem the 6.10% Notes Due 2006 prior to the maturity date. We may redeem some or all of the 6.75% Notes Due 2011 at any time. We describe the redemption price for the 6.75% Notes Due 2011 under the heading "Description of Notes -- Optional Redemption of the Notes Due 2011" beginning on page S-5 of this prospectus supplement.

                            -----------------------

           NOTES DUE 2006--PRICE 99.904% AND ACCRUED INTEREST, IF ANY NOTES DUE 2011--PRICE 99.516% AND ACCRUED INTEREST, IF ANY

                            -----------------------

                                             Underwriting
                              Price to       Discounts and     Proceeds to
                               Public         Commissions        Company
                           --------------    -------------    --------------
Per Note Due 2006.........      99.904%           .350%          99.554%
  Total................... $3,496,640,000     $12,250,000     $3,484,390,000

Per Note Due 2011.........      99.516%           .450%          99.066%
  Total................... $2,487,900,000     $11,250,000     $2,476,650,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers, in registered book-entry form only, through The Depository Trust Company, Clearstream, Luxembourg or Euroclear, as the case may be, on April 23, 2001.

                            -----------------------

                           MORGAN STANLEY DEAN WITTER

ABN AMRO                                              BANCA COMMERCIALE ITALIANA
BANK OF AMERICA SECURITIES LTD                              GRUPPO INTESA
BARCLAYS CAPITAL                                  BANC ONE CAPITAL MARKETS, INC.
CREDIT LYONNAIS                                           COMMERZBANK SECURITIES
DEUTSCHE BANK                                                        DANSKE BANK
HSBC                                              DRESDNER KLEINWORT WASSERSTEIN
KBC IG                                                           ING BARINGS/BBL
RBC DOMINION SECURITIES                                                   NORDEA
                                            WESTDEUTSCHE LANDESBANK GIROZENTRALE

April 18, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                             Prospectus Supplement
Summary of the Offerings....................................................S-3
Description of Notes........................................................S-5
United States Federal Taxation.............................................S-10
ERISA......................................................................S-12
Underwriters...............................................................S-14
                                   Prospectus
Summary.......................................................................3
Where You Can Find More Information...........................................7
Consolidated Ratios of Earnings to Fixed Charges and Earnings
  to Fixed Charges and Preferred Stock Dividends..............................8
Morgan Stanley Dean Witter....................................................9
Use of Proceeds...............................................................9
Description of Debt Securities...............................................10
Description of Units.........................................................17
Description of Warrants......................................................23
Description of Purchase Contracts............................................25
Description of Capital Stock.................................................27
Forms of Securities..........................................................39
Plan of Distribution.........................................................42
Legal Matters................................................................43
Experts......................................................................43
ERISA Matters for Pension Plans and Insurance Companies......................44

                            -----------------------

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated January 24, 2001. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the notes described in this prospectus supplement and the accompanying prospectus, and we are offering to sell and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted. In this prospectus supplement, the "Company," "we," "us," "MSDW" and "our" refer to Morgan Stanley Dean Witter & Co.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

                            SUMMARY OF THE OFFERINGS

     The following summary describes the 6.10% Notes Due 2006 and the 6.75% Notes Due 2011 we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus.

Issuer..........................  Morgan Stanley Dean Witter & Co.

Aggregate Principal Amount......  $3,500,000,000 6.10% Notes Due 2006 and
                                  $2,500,000,000 6.75% Notes Due 2011,
                                  collectively referred to as the "notes."

Maturity Date...................  April 15, 2006 for the 6.10% Notes Due 2006
                                  and April 15, 2011 for the 6.75% Notes Due
                                  2011

Issue Date for the notes........  April 23, 2001

Issue Price.....................  99.904% for the 6.10% Notes Due 2006 and
                                  99.516% for the 6.75% Notes Due 2011

Interest Payment Dates..........  Each April 15 and October 15, commencing
                                  October 15, 2001 for both the 6.10% Notes Due 2006 and the 6.75% Notes Due 2011.

Optional Redemption.............  We will not redeem the 6.10% Notes Due 2006 prior to the maturity date. We may redeem the 6.75% Notes Due 2011 at any time at the redemption price described in the section entitled "Description of Notes-- Optional Redemption of the Notes Due 2011."

Form............................  Fully registered global notes in book-entry form.

Minimum Denominations...........  $1,000 and multiples thereof

CUSIP...........................  617446GL7 for the 6.10% Notes Due 2006 and
                                  617446GM5 for the 6.75% Notes Due 2011

Common Code.....................  012848439 for the 6.10% Notes Due 2006 and
                                  012848510 for the 6.75% Notes Due 2011

ISIN............................  US617446GL77 for the 6.10% Notes Due 2006 and
                                  US617446GM50 for the 6.75% Notes Due 2011

Trustee for the notes...........  The Chase Manhattan Bank

Delivery and Clearance..........  We will deposit the global notes for the
                                  6.10% Notes Due 2006 and the 6.75% Notes Due
                                  2011 with The Depository Trust Company in New York. You may hold an interest in the global notes through The Depository Trust Company, Clearstream, Luxembourg or Euroclear Bank, as operator of the Euroclear System, directly as a participant of any such system or indirectly through organizations which are participants in such systems.

How to Reach Us.................  Our principal executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The fiscal year information for 1996 combines the historical financial information of Dean Witter, Discover & Co. for the year ended December 31, 1996 with the historical financial information of Morgan Stanley Group Inc. for the fiscal year ended November 30, 1996. Subsequent to the merger between Dean Witter, Discover & Co. and Morgan Stanley Group, Inc., in May 1997, we adopted a fiscal year end of November 30. The fiscal year information for 1997 and subsequent periods reflects the change in fiscal year end.

                                     Three Months Ended               Fiscal Year
                                  --------------------------  ----------------------------
                                        (Unaudited)
                                  February 28,  February 29,
                                      2001          2000      2000  1999  1998  1997  1996
                                  ------------  ------------  ----  ----  ----  ----  ----
Consolidated ratio of earnings
  to fixed charges..............      1.3           1.6       1.5   1.6   1.4   1.4   1.3

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

     o    pre-tax income;

     o    fixed charges; and

     o    amortization of capitalized interest;

less:

     o    capitalized interest.

Fixed charges are the sum of:

     o    interest expensed and capitalized;

     o amortized premiums, discounts and capitalized expenses related to indebtedness; and

     o    our estimate of the interest within rental expenses.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the 6.10% Notes Due 2006, which we refer to as the "notes due 2006," and the 6.75% Notes Due 2011, which we refer to as the "notes due 2011" and, together with the notes due 2006, as the "notes," offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the prospectus, to which description reference is hereby made. The notes are referred to in the prospectus as the "debt securities." The following summary of the notes is qualified in its entirety by reference to the senior indenture referred to in the prospectus.

General

     The notes due 2006 will initially be limited to $3,500,000,000 in aggregate principal amount and will mature on April 15, 2006. The notes due 2011 will initially be limited to $2,500,000,000 in aggregate principal amount and will mature on April 15, 2011. The notes will constitute senior debt and will rank on parity with all other senior indebtedness of MSDW and with all other unsecured and unsubordinated indebtedness of MSDW, subject to certain statutory exceptions in the event of liquidation upon insolvency. The notes will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through the depositary as described below. We may create and issue additional notes due 2006 or notes due 2011 with the same terms as the notes due 2006 or the notes due 2011 offered hereby so that the additional notes will form a single series with the notes due 2006 or the notes due 2011 offered hereby, as appropriate.

     We will not redeem the notes due 2006 prior to the maturity date. The notes due 2011 are subject to redemption at any time as described below under "--Optional Redemption of the Notes Due 2011." The senior indenture permits the defeasance of the notes upon the satisfaction of the conditions described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the prospectus. The notes are subject to these defeasance provisions.

     As used herein, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

     Each of the notes due 2006 and the notes due 2011 will bear interest from April 23, 2001 at the respective applicable annual rate set forth on the cover page of this prospectus supplement, payable semiannually on April 15 and October 15 (each an "interest payment date"), commencing October 15, 2001 to the person in whose name such notes are registered at the close of business on the preceding April 1 or October 1, as applicable. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such interest payment date. If the maturity date of the notes due 2006 or the notes due 2011 falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

     Interest payments for the notes due 2006 and the notes due 2011 will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or maturity date, as the case may be.

Optional Redemption of the Notes Due 2011

     The notes due 2011 may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

     o 100% of the principal amount of the notes due 2011 to be redeemed, and

     o the sum of the present values of the remaining scheduled payments of principal and interest on the notes due 2011 to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate, plus 20 basis points, as calculated by the calculation agent;

          plus, in either case,

     o accrued and unpaid interest on the principal amount being redeemed to the redemption date.

     "treasury rate" means, with respect to any redemption date:

     o the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     o if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

     The treasury rate will be calculated on the third business day preceding the redemption date.

     "calculation agent" means Morgan Stanley & Co. Incorporated, or if that firm is unwilling or unable to select the comparable treasury issue, an investment banking institution of national standing appointed by the trustee after consultation with us.

     "comparable treasury issue" means the U.S. Treasury security selected by the calculation agent as having a maturity comparable to the remaining term ("remaining life") of the notes due 2011 to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "comparable treasury price" means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the calculation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

     "reference treasury dealer" means (1) Morgan Stanley & Co. Incorporated and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer") we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by the calculation agent after consultation with us.

     "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the calculation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the calculation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     We will mail a notice of redemption to each holder of notes due 2011 to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes due 2011 or portions thereof called for redemption on the applicable redemption date. If fewer than all of the notes due 2011 are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes due 2011 or portions thereof for redemption from the outstanding notes due 2011 not previously called by such method as the trustee deems fair and appropriate.

     Because Morgan Stanley & Co. Incorporated is our affiliate, the economic interests of Morgan Stanley & Co. Incorporated may be adverse to your interests as an owner of the notes due 2011, including with respect to certain determinations and judgments that it must make as calculation agent in the event we redeem the notes due 2011 before their maturity. Morgan Stanley & Co. Incorporated is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Book-Entry, Delivery and Form

     The notes will be issued in the form of one or more fully registered global notes, the "global notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the "depositary" or "DTC," and registered in the name of Cede & Co., the depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Investors may elect to hold interests in the global notes held by the depositary through Clearstream Banking, societe anonyme, "Clearstream, Luxembourg," or Euroclear Bank, societe anonyme, as operator of the Euroclear System, "Euroclear operator," if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank will act as depositary for the Euroclear operator, in such capacities, the "U.S. depositaries." Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

     The depositary has advised MSDW as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participant's accounts, eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, "Clearstream, Luxembourg customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

     Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

     The Euroclear operator advises that the Euroclear system was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear system provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear system is operated by the Euroclear operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, the "cooperative." All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts maintained with the Euroclear operator, not the cooperative. The cooperative establishes policy for the Euroclear system on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear operator is a Belgian banking corporation which is regulated and examined by the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the notes held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

     The Euroclear operator further advises that investors that acquire, hold and transfer interests in the notes by book- entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the registered global notes.

     The Euroclear operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator's records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

     Individual certificates in respect of the notes will not be issued in exchange for the registered global notes, except in very limited circumstances. If the depositary notifies MSDW that it is unwilling or unable to continue as a clearing system in connection with the registered global notes or ceases to be a clearing agency registered under the Securities Exchange Act, and a successor clearing system is not appointed by MSDW within 90 days after receiving that notice from the depositary or upon becoming aware that the depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by the registered global notes upon delivery of the registered global notes for cancellation.

     Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear system and between Clearstream, Luxembourg and the Euroclear system in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the depositary in accordance with procedures established for this purpose by the depositary. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the depositary.

     A further description of the depositary's procedures with respect to the global notes is set forth in the prospectus under "Forms of Securities-Global Securities." The depositary has confirmed to MSDW, the underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

     Initial settlement for the registered global notes will be made in immediately available funds. Secondary market trading between the depositary's participants will occur in the ordinary way in accordance with the depositary's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the depositary in accordance with the depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear system as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depositary.

     Although the depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Notices

     Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon the books of MSDW. Notices given to the depositary, as holder of the global notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

                         UNITED STATES FEDERAL TAXATION

     The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the notes. This summary provides general information only and is directed solely to original beneficial owners purchasing notes at the "issue price," that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, the "Code," existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. If you are considering the purchase of notes you should consult your tax advisor with regard to the application of the United States federal income and estate tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

     For purposes of the following discussion, "United States holder" means a beneficial owner of a note who or that is:

     o a citizen or resident of the United States for United States federal income tax purposes,

     o a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

     o an estate the income of which is subject to United States federal income taxation regardless of its source,

     o    a trust if both:

          o a United States court is able to exercise primary supervision over the administration of the trust, and

          o one or more United States persons have the authority to control all substantial decisions of the trust.

     In addition, some trusts treated as United States persons before August 20, 1996 may elect to be so treated to the extent provided in the Treasury Regulations.

     Payments of Interest. Interest on a note will generally be taxable to a United States holder as ordinary interest income at the time it is accrued or is received in accordance with the United States holder's method of accounting for tax purposes.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a United States holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States holder's adjusted tax basis in a note generally will equal the cost of the note to the United States holder.

        In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

     Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate United States persons. We, our agent, a broker or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States holder fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States holder may be credited against such United States holder's United States federal income tax and may entitle such United States holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-United States Persons

     As used herein, the term "non-United States holder" means a beneficial owner of a note that is not a United States holder.

     Income and Withholding Tax. Subject to the discussion below concerning backup withholding, payments of principal and interest on a note by us or a paying agent to a non-United States holder, and gain realized on the sale, exchange or other disposition of such note, generally will not be subject to United States federal income or withholding tax, provided that:

     o such non-United States holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in
          Section 881(c)(3)(A) of the Code;

     o the statement required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the beneficial owner, as discussed below;

     o such non-United States holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, and such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and

     o such payment and gain are not effectively connected with the conduct by such holder of a trade or business in the United States.

     Sections 871(h) and 881(c) of the Code and applicable Treasury Regulations require that, in order to obtain the portfolio interest exemption from withholding tax, either the beneficial owner of a note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that is holding the note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the note is a non-United States holder. Under United States Treasury Regulations, this requirement will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service Form W-8BEN or Form W-8IMY or any successor form, as appropriate, under penalties of perjury, that it is a non-United States holder and provides its name and address and such other information as may be required, and any financial institution holding the note on behalf of the beneficial owner files a statement, signed under penalties of perjury, with the withholding agent to the effect that it has received such a statement from the owner (and furnishes the withholding agent with a copy thereof). However, a non-United States holder who is not an individual or a corporation (or an entity treated as a corporation for United States federal income tax purposes) such as a partnership or a trust will generally be required, in addition to providing a Form W-8BEN or Form W-8IMY or any successor form, as appropriate, to attach a Form W-8BEN or Form W-8IMY or other appropriate certification signed under penalties of perjury by each of its partners or beneficiaries, as the case may be. If you are a prospective investor, you should consult your own tax advisor regarding possible additional reporting requirements, including requirements respecting foreign partnerships and their partners.

     Under Section 2105(b) of the Code, a note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual's death, payments with respect to such note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     Backup Withholding and Information Reporting. Under current Treasury Regulations, backup withholding at 31% will not apply to payments by us or any paying agent made on a note if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that we or such paying agent, as the case may be, do not have actual knowledge that the payee is a United States holder.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is a non-United States holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States holder. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the payee certifies, under penalties of perjury, that it is a non-United States person or otherwise establishes an exemption.

     If you are a non-United States holder, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-United States holder under the backup withholding rules will be allowed as a credit against such non-United States holder's United States federal income tax liability and may entitle such non-United States holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                     ERISA

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Code with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which Morgan Stanley & Co. Incorporated, MSDWI or any of their affiliates is a service provider, unless the notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

     Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the prohibited transaction rules of ERISA or the Code.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as global representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the notes due 2006 and the notes due 2011, set forth opposite their names below:

                                             Principal Amount  Principal Amount
Name                                         of notes due 2006 of notes due 2011
----                                         ----------------- -----------------

Morgan Stanley & Co. Incorporated             $3,164,000,000    $2,260,000,000
ABN AMRO Bank N.V.                                21,000,000        15,000,000
Banca Commerciale Italiana                        21,000,000        15,000,000
Bank of America Securities Ltd                    21,000,000        15,000,000
Banc One Capital Markets, Inc.                    21,000,000        15,000,000
Barclays Bank plc                                 21,000,000        15,000,000
Commerzbank Aktiengesellschaft                    21,000,000        15,000,000
Credit Lyonnais                                   21,000,000        15,000,000
Danske Bank A/S                                   21,000,000        15,000,000
Deutsche Bank AG London                           21,000,000        15,000,000
Dresdner Kleinwort Benson North America LLC       21,000,000        15,000,000
HSBC Securities (USA) Inc.                        21,000,000        15,000,000
Banque Bruxelles Lambert S.A.                     21,000,000        15,000,000
KBC Bank NV                                       21,000,000        15,000,000
Unibank A/S                                       21,000,000        15,000,000
Royal Bank of Canada Europe Limited               21,000,000        15,000,000
Westdeutsche Landesbank Girozentrale              21,000,000        15,000,000
                                              --------------    --------------
Totals                                        $3,500,000,000    $2,500,000,000
                                              ==============    ==============

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes due 2006 if any notes due 2006 are taken and to take and pay for all of the notes due 2011 if any notes due 2011 are taken.

     The underwriters initially propose to offer part of the notes due 2006 directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .20% of the principal amount of the notes due 2006. The underwriters may allow, and those dealers may reallow, a concession not in excess of .10% of the principal amount of the notes due 2006 to certain other dealers. After the initial offering of the notes due 2006, the offering price and other selling terms may from time to time be varied by the underwriters.

     The underwriters initially propose to offer part of the notes due 2011 directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .30% of the principal amount of the notes due 2011. The underwriters may allow, and those dealers may reallow, a concession not in excess of .25% of the principal amount of the notes due 2011 to certain other dealers. After the initial offering of the notes due 2011, the offering price and other selling terms may from time to time be varied by the underwriters.

     The aggregate proceeds to MSDW are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that we will spend approximately $2,486,000 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

     The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

     Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and MSDW shall not have responsibility therefor.

     With respect to notes to be offered or sold in the United Kingdom, each underwriter and any dealer participating in the distribution of such notes has represented and agreed, or will represent and agree, that: (i) it has not offered or sold, and, prior to the expiry of the period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;
(ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by the listing rules under Part IV of the Financial Services Act of 1986, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997), or is a person to whom such document may otherwise lawfully be issued or passed on.

     The notes have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

     Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. Incorporated and other affiliates of ours in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. Incorporated and such other affiliates of ours may act as principal or agent in such transactions.

     Morgan Stanley & Co. Incorporated is a wholly-owned subsidiary of ours. Morgan Stanley & Co. Incorporated's participation in the offering of the notes will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell more notes than they are obligated to purchase in connection with the offering of the notes, creating a naked short position for their own accounts. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering. As an additional means of facilitating the offering of notes, the underwriters may bid for, and purchase, these notes in the open market to stabilize the price of these notes. Finally, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the syndicate repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.